Exhibit 10.1

CONFIDENTIAL PORTIONS OF THIS SEPARATION AGREEMENT HAVE BEEN OMITTED PURSUANT TO RULE 601(b)(10) OF REGULATION S-K. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES AS INDICATED WITH [***].

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) between PureCycle Technologies, Inc. (the “Company”) and Michael E. Dee (“you” and similar words) sets forth certain terms of your separation from the Company, in order for you to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.             Status of Employment

You agree that you will no longer serve as Chief Financial Officer of the Company effective upon the effective time of the appointment by the Company of a new Chief Financial Officer (the effective date of such appointment, the “Transition Date”), but you will remain an employee of the Company until the date that is 60 calendar days after the Transition Date (or such later date as may be mutually agreed to by you and the Company) (the “Separation Date”). You further agree that your termination of employment on the Separation Date shall be treated as set forth in Paragraph 3 of this Separation Agreement. You also agree that, as of the Separation Date, you will terminate from all other positions you hold (if any) as an officer, employee or director of the Company and the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.

2.             Service During Transition Period

During the period commencing on the date hereof and ending on the Separation Date, the Company will continue to pay you a base salary at an annual rate of $450,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. You agree that, (1) during the period commencing on the date hereof and ending on the Transition Date (the “Transition Period”), you will provide the services set forth on Exhibit A attached hereto, and (2) during the period commencing on the Transition Date and ending on the Separation Date, you will provide such services as may be reasonably determined by the Chief Executive Officer of the Company.

3.             Severance Benefits

In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 60 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit B (the “Release”), and letting the Release become effective as set forth in the Release, you will receive the payments and benefits as specified on Exhibit C attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due under the Executive Employment Agreement, dated as of November 15, 2020, between the Company and you (the “Employment Agreement”), the PureCycle Technologies, Inc. Executive Severance Plan (the “Severance Plan”), the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “Equity Plan”), and other compensation arrangements of the Company. You acknowledge and agree that neither your cessation of service as Chief Financial Officer on the Transition Date nor your termination of employment on the Separation Date shall constitute “Good Reason” or a termination of employment by the Company without “Cause” for purposes of the Employment Agreement or the Severance Plan. The Company agrees your termination of employment on the Separation Date does not constitute termination for “Cause” or by you without “Good Reason” for purposes of the Employment Agreement or the Severance Plan. You further acknowledge and agree that certain portions of the Severance Benefits do not constitute benefits to which you would otherwise be entitled as a result of your termination of employment with the Company, that such portions of the Severance Benefits would not be due unless you sign the Release, and that such portions of the Severance Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Separation Agreement and the Release.

4.             Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in the Restrictive Covenants Agreement, dated as of November 14, 2020, between the Company and you (the “Restrictive Covenants Agreement”), which expressly survive the termination of your employment; provided, however, that notwithstanding anything in this Separation Agreement or the Restrictive Covenants Agreement to the contrary, you shall be permitted to continue performing services in connection with your role as Chairman of the Board of Veladyne Lidar, Inc. or such other position as agreed to by the Company in its discretion.

Notwithstanding anything in this Separation Agreement to the contrary, nothing in this Separation Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

No Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives. You acknowledge and agree that you have in a timely manner received or waived all applicable notices (if any) required under the Employment Agreement or the Severance Plan in connection with the termination of your employment with the Company. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments or your indemnification agreement with the Company.

5.             Limitations

Nothing in this Separation Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

6.             No Re-Employment

You understand that your employment with the Company terminates on the Separation Date. You agree that you will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.

7.             Review of Separation Agreement

This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Separation Agreement are contingent on your (a) signing this Separation Agreement and (b) signing the Release no earlier than the Separation Date and no later than 60 calendar days following the Separation Date, and not revoking the Release.

8.             Return of Property

You affirm that you will have returned within a reasonable time after the Separation Date, to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased motor vehicles, equipment, computers, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, business plans, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property other than copies that are part of electronic backups that cannot be readily deleted, provided that, for the avoidance of doubt, any such electronic backups shall be subject to the confidentiality provisions of the Restrictive Covenants Agreement. Additionally, you agree, prior to your Separation Date, to permit the Company, through Dechert, LLP, to image and retain one copy of your personal electronic devices used for Company business including, but not limited to your laptop and other mobile devices. Such device images shall be maintained by Dechert LLP, and shall be accessed and/or searched only as necessary to address current or future litigation or regulatory proceedings. The Company acknowledges that the documents are being provided based solely on the understanding that the Company will maintain as confidential and will take reasonable steps to prevent the dissemination of any images that are inadvertently collected that do not relate to Company business. To the extent that documents that do not relate to Company business are inadvertently disclosed in a pending or future litigation or regulatory proceeding, the Company agrees to use its reasonable best efforts to clawback any such inadvertently produced materials.

9.             Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time. If you are required to provide more than an aggregate of 100 hours of your time pursuant to this Section 9, the Company will compensate any additional time at the rate of $500.00 per hour; provided that any time spent by you that primarily relates to your personal defense shall not count toward such 100 hour threshold or be compensable by the Company, and that you shall provide the Company an estimate of the hours required for any such task beyond the 100 hours.

10.           Mutual Non-Disparagement

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, its affiliates, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and its affiliates’ directors, managers, employees, shareholders, agents, attorneys, successors and assigns.

The Company shall reasonably direct the officers and directors of the Company not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information about you.

This Paragraph does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process.

11.           Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement or the Severance Benefits.

12.          Other Acknowledgements

Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

13.          Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or its affiliates. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement and the Release contain the entire agreement between the Company, its affiliates and you regarding your departure from the Company, except that all post-employment covenants contained in the Restrictive Covenants Agreement, as modified herein, remain in full force and effect. The Severance Benefits are in full satisfaction of any benefits under the Employment Agreement, the Severance Plan, the Equity Plan, and any other compensation arrangements between you and the Company or its affiliates. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Florida, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Florida. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

MICHAEL DEE

/s/ Michael Dee

Date:	12/07/2021

PURECYCLE TECHNOLOGIES, INC.

By:	/s/ Michael Otworth
	Name:	Michael Otworth
	Title:	Chairman and Chief Executive Officer

Date:	12/11/2021

Exhibit A

Transition Period Services

You agree that, during the Transition Period, you will provide the following services on terms and conditions reasonably determined by the Company:

•	Actively lead the Company’s investor relations efforts and support the Company’s Chief Executive Officer (the “CEO”) and management team with all investor focused efforts until the CEO assigns another person to such duties;

•	Invite a list of Company personnel (as determined by the CEO) as optional attendees to investor calls to support knowledge transfer and ongoing content alignment;

•	Complete and maintain an FAQ for use with analysts, investors and current shareholders to be completed and shared with the CEO for comment no later than two weeks after the date hereof;

•	Assist with the consummation [***];

•	Support debt funding initiative being led by the Ad-Hoc Finance Committee of the Company’s Board of Directors (the “Ad-Hoc Committee”);

•	Serve, along with consultants retained by the Company to assist the Ad-Hoc Committee, or such other individuals or entities as identified by the CEO or the Ad-Hoc Committee, as advisor to the Ad-Hoc Committee, and work to support the Company’s debt effort consistent with the brief presented by such consultants and approved by the Board of Directors of the Company; and

•	At the direction of the CEO, provide on-boarding support to the Company’s new Chief Financial Officer.

Exhibit B

Release

This Release is between PureCycle Technologies, Inc. (the “Company”) and Michael Dee (“you” and similar words), in consideration of the benefits provided to you and to be received by you from the Company as described in the Separation Agreement between the Company and you dated as of the applicable date referenced therein (the “Separation Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.

By signing this Release, you and the Company hereby agree as follows:

1.             Waiver and Release

You, on behalf of yourself and anyone claiming through you, including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, whether brought individually, as a member or representative of a class, or derivatively on behalf of the Company or shareholders of the Company, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys’ fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”); Title VII of the Civil Rights Act of 1964; 42 U.S.C. §§ 1981 & 1981a; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act; Sarbanes-Oxley Act of 2002; the National Labor Relations Act; the Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act; the Uniformed Services Employment and Reemployment Rights Act; Federal Executive Order 11246; the Genetic Information Nondiscrimination Act; Florida Civil Human Rights Act, Fla. Stat. Ann. §§ 760.01 et seq.; The Florida AIDS Act, Fla. Stat. Ann. §§ 760.50 et seq.; Florida Wage Discrimination Law, Fla. Stat. Ann. § 725.07; Florida Equal Pay Law, Fla. Stat. Ann. § 448.07; Florida Whistleblower Protection Law, Fla. Stat. Ann. § 448.102; Florida Wage Payment Laws, Fla. Stat. Ann. §§ 222.15, 532.01 et seq.; Military Leave Non-Discrimination Law, Fla. Stat. Ann. §§ 250.482, 250.82; Florida Minimum Wage Law, Fla. Stat. Ann. §§ 448.109 to 448.110; Florida Right to Work Law, Fla. Stat. Ann. §§ 447.01 et seq.; Florida Wage Payment Law, Fla. Stat. Ann. §§ 532.01 et seq.; Florida Workers Compensation retaliation provision, Fla. Stat. Ann. § 440.205; Florida Domestic Violence Leave law Fla. Stat. Ann. § 741.313; and Florida Law on Wages/Hours/Payroll, Fla. Stat. Ann. §§ 443.071, 443.171, F.A.C. § 60BB-2.032.

2.             Scope of Release

Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Separation Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent you have any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance, (c) shall release your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code, or (d) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.

Nothing in this Release (or any other agreement incorporated by reference herein) shall be construed to prevent you from providing truthful testimony under oath in a judicial or administrative proceeding or to prohibit or interfere with your right to participate as a complainant or witness in any federal, state or local governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. However, you are waiving and releasing, to the fullest extent legally permissible, all entitlement to any form of monetary recovery or relief (including but not limited to any costs, expenses, attorneys’ fees, or reinstatement of your employment) should any agency or commission pursue any claims on behalf of you or others. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and The Sarbanes-Oxley Act of 2002, or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties. You further represent that, as of the date of execution of this Release, you have no knowledge of any actions or inactions by the Company or any of the Company Released Parties, or by you with respect to your employment or relationship with the Company or any of the Company Released Parties, that you believe could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law, or any rule or regulation promulgated by an administrative body.

3.             Age Discrimination in Employment Act & Older Workers Benefit Protection Act Disclosures

In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims under the ADEA that are waived and released by this Release, including claims relating to employment discrimination based upon age, your waiver of such rights and claims is knowing and voluntary. Further, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release (and that you are responsible for any costs or fees resulting from an attorney’s review of this Release); (c) the Release is written in a manner understood by you; (d) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the Release does not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of at least 21 days in which to consider and execute this Release (although you may elect not to use the full consideration period at your option); (h) you may revoke the Release during the seven-day period following the date on which you sign this Release, and the Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company c/o Brad Kalter, General Counsel and Corporate Secretary, PureCycle Technologies, Inc., 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822 prior to the expiration of such seven-day revocation period. If you revoke the Release within such seven-day revocation period, it shall be null and void. If you do not revoke this Release prior to the eighth (8) day after your signing, this Agreement shall become enforceable on the eighth (8) day after your signing.

4.             Adequate Consideration and Other Benefits

You understand and agree that payment of certain of the benefits described in the Separation Agreement are not required by law and are not required by the Company’s policies and procedures absent execution of this Release. You further understand and agree that the benefits described in the Separation Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release. You further understand and agree that a portion of the consideration for this Release is your ongoing compliance with the terms of this Release and the confidentiality, non-disparagement, non-competition, and non-solicitation provisions in the Restrictive Covenants Agreement and the Separation Agreement, over time.

All other benefits of your employment with the Company not described in the Separation Agreement ceased as of the Separation Date. You acknowledge and agree that, other than: (i) the payments and benefits expressly set forth in the Separation Agreement; and (ii) any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code, or other deferred compensation plans, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company, including but not limited to, any and all rights that you may have arising out of any other Company plan, agreement, offer letter, or contract of any type, or any other expectation of remuneration or benefit on your part, including but not limited to any payments for wages or vacation.

5.             Entire Agreement

This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required, at the option of the Company, either to return the severance benefits described in the Separation Agreement or to execute a release that is legal and enforceable.

6.             Compliance with Post-Employment Obligations

You agree and acknowledge that the confidentiality, non-disparagement, non-competition, and non-solicitation provisions in the Restrictive Covenants Agreement and the Separation Agreement contain obligations that survive your separation from the Company, and you hereby reaffirm that you will continue to abide by those provisions.

7.             Headings

The headings contained in this Release are for reference only and shall not in any way affect its meaning or interpretation.

8.             No Waiver

A waiver by the Company of any breach of this Release shall not operate or be understood to be a waiver of any other provision or a waiver of any subsequent breach of this Release.

9.             Assignment

Except as set forth herein, no rights of any kind under this Release shall, without the prior written consent of the Company, be transferable to or assignable by you or any other person, or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Release shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. The Company may assign its rights and obligations under this Agreement at any time to any successor, subsidiary or assign.

10.           Choice of Law

This Release shall be governed by, and construed in accordance with, the internal, substantive laws of the state of Florida. You agree that the state and federal courts located in the state of Florida shall have jurisdiction in any action, suit or proceeding based on or arising out of this Release and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

[SIGNATURE PAGE FOLLOWS]

I agree to the terms and conditions set forth in this Release.

MICHAEL DEE

/s/ Michael Dee

Date: 12/07/2021

Exhibit C

Severance Benefits[*]

1.	Severance benefits consisting of the following:

•	On December 31, 2021, the Company will pay you a lump sum cash amount equal to $1,000,000 in full satisfaction of its obligations under Section 4.3 of the Employment Agreement;

•	The Company will pay you an aggregate payment of $225,000.00 in twelve (12) equal installment payments payable in accordance with the Company's normal payroll practices, which shall begin within 30 days following the date of the Executive's Separation Date;

•	The Company will pay you a lump sum cash amount equal to your Annual Bonus (as defined in the Employment Agreement) that would have been earned for the 2021 calendar year calculated on the basis of actual performance of the applicable performance objectives for the entire performance period. The Company will pay this amount to you on the same date that the Annual Bonus for such year would have been paid if your employment had not been terminated, but in any event not later than March 15, 2022; and

•	Within 60 days of the Separation Date, the Company shall reimburse for your attorneys’ fees associated with the negotiation of this Separation Agreement up to a maximum amount of $20,000.00.

•	If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you for the difference between the monthly COBRA premium paid by you for yourself and your dependents and the monthly premium amount paid by you for such coverage immediately prior to the Separation Date. Such reimbursement shall be paid to you on the first of the month immediately following the month in which you timely remit the premium payment. You shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the date of the Separation Date; (ii) the date you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you become eligible to receive substantially similar coverage from another employer or other source; provided, that you shall promptly notify the Company of any such circumstances. For the avoidance of doubt, nothing in the Separation Agreement or this Exhibit C shall prohibit the Company from amending or terminating any group health plan. Notwithstanding anything in the Separation Agreement or this Exhibit C to the contrary, in the event that the payment of amounts payable under this paragraph shall result in adverse tax consequences under Chapter 100 of the Code, Code Section 4980D or otherwise to the Company, the parties shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Company; provided, however, that should the Company’s auditors determine in good faith that no such alternative arrangement is achievable, you shall not be entitled to your rights to payment under this paragraph. Further, neither the Company nor any of its employees, directors, managers, board members, affiliates, parents, stakeholders, equity holders, agents, successors, predecessors or related parties guarantees the tax treatment of any benefit under this paragraph and no such party shall have liability to you or your beneficiaries with respect to the taxation of such benefits or amounts payable in respect thereof.

[*] Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.

2.	In lieu of the treatment described in the Equity Plan and the applicable award agreements governing your outstanding equity awards, treatment of outstanding equity awards as follows, notwithstanding your termination of employment on the Separation Date, but subject in all cases to the terms and provisions of the Equity Plan and the other terms of the applicable award agreements:

•	613,497 stock options that were granted by the Company to you on March 17, 2021 (as adjusted) and are outstanding under the Equity Plan (a) shall vest in full on the Separation Date and (b) shall remain exercisable until, and shall terminate on, the date that is five years after the Separation Date. You will be permitted to use “net exercise” with respect to both the exercise price and any withholding obligations.

•	666,667 unvested service-based shares of restricted stock (“Restricted Shares”) that were granted by the Company to you on July 8, 2021 and are outstanding under the Equity Plan shall vest as follows: (A) 333,334 Restricted Shares will become nonforfeitable on the Separation Date, but will remain subject to the applicable restrictions on transfer set forth in the applicable award agreement until March 15, 2022 (except that the Company will withhold as of the Separation Date a portion of such Restricted Shares having a value equal to the amount of taxes required to be withheld by the Company with respect to such Restricted Shares, with the value per Restricted Share for such purpose deemed equal to the closing price of a share of the Company’s common stock as reported for the Separation Date on the Nasdaq Stock Market); and (B) 333,333 Restricted Shares will vest on the date on which the Company’s Ironton, Ohio plant becomes operational, as certified by Leidos in accordance with the Limited Offering Memorandum, dated September 23, 2020 (in connection with the bond offering by Southern Ohio Port Authority to PureCycle: Ohio LLC); provided if such Restricted Shares do not vest by 11:59pm December 31, 2024, those 333,333 Restricted Shares shall not vest and that portion of the award shall expire.

•	200,000 unearned and unvested performance-based restricted stock units (“PRSUs”) subject to a stock price-based vesting condition that were granted by the Company to you on July 8, 2021 and are outstanding under the Equity Plan shall vest in full (if at all) on the first date that the Market Value per Share (as defined in the Equity Plan) is greater than $18.00 for any period of 20 trading days out of any 30 consecutive trading days within the performance period that commenced on September 17, 2021 and ends on March 17, 2024. Payment with respect to such PRSUs (if they become vested) shall be made to you as soon as administratively practicable following (but no later than 30 days following) the date such PRSUs become vested.

•	18,107 service-based restricted stock units (“RSUs”) that were granted by the Company to you on July 8, 2021 and are outstanding under the Equity Plan shall vest pro-rata basis on the Separation Date based on the number of days during the vesting period that you have been employed by the Company from the date of grant through the Separation Date. Payment with respect to such RSUs will be made to you as soon as practicable (but no later than 30 days) after the Separation Date.

•	18,107 unearned and unvested PRSUs subject to a manufacturing output-based vesting condition that were granted by the Company to you on July 8, 2021 and are outstanding under the Equity Plan shall become earned and vested (if at all) to the extent the applicable performance goal is achieved in accordance with the Statement of Performance Goals related to the applicable award agreement, pro-rated based on the number of days during the applicable performance period that you have been employed by the Company from the beginning of the performance period through the Separation Date. Payment with respect to such PRSUs (to the extent that they become vested) shall be made to you between January 1 and March 15 of 2024, subject to earlier payment to the extent provided under Section 6(c) of the applicable award agreement.

•	Notwithstanding the foregoing, if, prior to the vesting (or, if earlier, expiration) of the awards described above, you die or become Disabled (as defined in the applicable award agreement) or a Change in Control (as defined in the Equity Plan) occurs, you will be eligible to vest in such awards (or have the restrictions lapse with respect to such awards) to the same extent as you would have if you had remained in continuous employment with the Company through the date of such death, Disability or Change in Control; provided, that notwithstanding anything in the applicable award agreements to the contrary, any applicable pro-ration calculation shall be made on the basis of your service through the Separation Date (as described above, to the extent applicable).

3.	Accrued vested benefits under any other benefit plans, programs or arrangements of the Company (including any vested benefits under the Company’s qualified and nonqualified retirement plans), subject to the terms of such plans, programs or arrangements.